Exhibit 10.21

                         EXECUTIVE CONSULTING AGREEMENT
                         ------------------------------



     This Agreement made effective as of, September 20th, 2002, by and between YP.Net, Inc. of 4840 East Jasmine Street, suite 105, Mesa, Arizona 85205 ("YPNT"), as the party to receive services and Advanced Internet Marketing, Inc. of 4840 E. Jasmine Street, suite 110, Arizona 85205 ("Company") as the party who shall be providing the services.


     WHEREAS Company has a background in Business Management, Web Design, Print Advertising Design and Corporate Development is willing to provide services to YPNT and YPNT desires to have the services provided by Company and;


     WHEREAS Company has provided different levels of service to YPNT since June 1999 and its predecessor before the merger Telco Billing since 1997 including that of Corporate Secretary, Director, Director of Technology, Vice President Corporate Image, Web Designer, Print Design Supervisor and as part of the Management Team of YPNT, YPNT has survived and prospered during difficult times and YPNT separately acknowledges those accomplishments, and;



     WHEREAS YPNT faces additional challenges caused in part by activities of the former Chief Financial Officer. Such as; The Business Software Alliance, failure to file tax returns when due, EEOC complaints as well as the need to continue YPNT's profitable successes and the need to alert the Investment Community to these successes it is now apparent between the parties that YPNT needs to secure the services of Company for a longer term In whatever capacity or titles the Company is willing to provide those services;




     THEREFORE it is agreed that this contract shall superceed all prior agreements between the parties and shall become effective on the date signed


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page  1 of 10
below which will have culminated by the recommendation of the Compensation Committee of YPNT. It is further agreed by the parties that;


1.    Description  of  Services.  Company  will  continue to make available its
      -------------------------
      current  services  as  well  as  the  new  ones  listed  below;

          a. The services of a Corporate Secretary ("Secretary"), initially in the person of DeVal Johnson.
          b.   The  services  of  a  Vice  President,  Corporate  Image  ("Vice
               President"),  initially  in  the  person  of  DeVal  Johnson.
          c.   The  services  of  Web designer to assist the person in number 1b above.
          d. In the event that YPNT determines that another individual should serve in one or more of those positions it is fully a liberty to do so at its own cost. It is clearly understood that the services the Company provides herein are valuable to YPNT no matter the titles the employees of Company are asked to take while providing the services to YPNT. In the case where another is named to any of the titles herein above that Company would continue to provide consulting services on an as needed basis in order to fulfill its obligations hereunder.
          e. The employees herein shall be employees of Company and not of YPNT but shall be able to hold themselves out as Employees of YPNT by the use of their respective titles, and in the course of their duties with respect to the signing of contracts, etc.
          f. The Company duties shall be to maintain and build a Web site that can be maintained by YP.Net Staff. Company employees shall work with and supervise YPNT staff to achieve this goal. All expenses for equipment or additional employees of staff shall be borne YPNT.
          g. This is not an employment contract of DeVal Johnson or any other employee of Company and the money paid under this contract is payable to Company and is earned by the Company not by Johnson or any of the other employees of Company, who merely work for the Company.
          h. Maintain and design with the help of YPNT staff and Consultants all direct mail pieces.
          i. Interact with shareholders, lenders, board members, and the investment community at large.
          j.   Help  write  and approve all public communications of the company to  enhance  the  Company's  corporate  image  and  Brand.
          k.   Such  other  tasks as the Board of YPNT may reasonably require of
               Company  or  its  employees.


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page  2 of 10

2.    Performance  of  Services.  Company  shall  determine  the manner in which
      -------------------------
      Services are to be performed and the specific hours to be worked by Company or its employees. YPNT will rely upon Company to work as many hours as may be reasonably needed to fulfill Company's obligations under this Agreement. YPNT specifically acknowledges that Company has other clients and that each of the Company's employees will work on projects both related to and unrelated to YPNT.


3.    Payment.  YPNT  shall  pay  fees  and  other  compensation  to Company for
      -------
      Services  under  this  contract  according  to  the  following  schedule;

          a. Monthly fees of $18,000.00 per month in year one with a 10% increase in each succeeding year, This fee shall be payable monthly, no later than the first day of each month preceding the period during which the Services are to be performed. Services are deemed earned at the moment they are due. Company will not be required to send an invoice for services.
          b. Company shall also be paid for attending Board Meetings with at least one individual. Company shall be paid $2000.00 per day for each board meeting or $2,000.00 per quarter whichever is greater, no matter how many of Company's employees attend. This amount shall be raised if a majority of board members whether inside or outside board members receive a larger amount. Company shall not be paid for Board committee work.
          c. Company shall also be provided with a 2 Cell Phone allowance for its employees performing services for YPNT.
          d. Company can allocate this monthly payment in any manner it instructs YPNT to pay it and to whomever it so designates. It may be used to pay for automobiles in YPNT's name, medical expenses or insurance, mobile phone, etc. so long as the aggregate does not exceed the amounts above.
          e. Employee(s) of Company shall be offered participation in any stock option plan approved by the Board of Directors of YPNT that are offered to other executives and employees, whether key or not during the term of this agreement. Any options and or stock obtained pursuant to this plan shall also be held as collateral under the terms of the line of credit above.


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page  3 of 10

4.    Expense  Reimbursement.  Company  shall  be entitled to reimbursement from
      ----------------------
      YPNT for all "out of pocket" expenses. Examples of some but not all of the reimbursable expenses are; gasoline, travel, hotels, insurance, flight insurance, meals, entertainment for business In addition, Company and its employees providing services to YPNT shall be provided with credit or debit cards so that they pay for expenses incurred while performing services for YPNT as they occur. Company shall be authorized to approve any and all expenses on YPNT's card without liability to the Company. If Company or employee or principal of Company is the primary signer for the Credit Card provided to Company or anyone else for the benefit of YPNT than Company shall hereby be indemnified for any and all expenses incurred on said card or cards by YPNT or other employees of YPNT who may also be allowed to use the card(s).


5.    Stock  Compensation. In order to more clearly align the efforts of Company
      --------------------
      with the Shareholders of YPNT and to reward the Company for its superior past performance on behalf of YPNT's shareholders the Board of Directors of YPNT deems it prudent to award 1 million shares of its Common stock to Company. That Stock is currently valued (as traded on the OTC Electronic Bulletin Board on Friday June 21st, 2002) at 6 cents per share. According to Generally Accepted Accounting Principles and as required by the SEC this compensation would be accounted for at 90% of that value or at the current amount required under the rules. YPNT further acknowledges that it will pay any Federal or State Incomes taxes that the Company may have to pay on this stock award as they may come due to the Company. This stock shall be so encumbered as part of the flex compensation below and as part of the customer acquisition requirement. If YPNT's customer count does not exceed 177,000 customers within 12 months from October 1, 2002 than the stock if forfit in prorata share based on the customer count actually obtained. The base amount for calculations is 100,000 customers, so the company would have to achieve an increase of 77,000 additional customers during the period. For example; if there were 160,000 customers this could amount to 60,000 additional customers. your would that would be 78% of Goal. So 22% of the stock would be forfit back to YPNT.


6.    Guarantee of YPNT obligations.  As an accommodation to YPNT the Company or
      -----------------------------
      any of its employees may elect to provide personal or corporate guarantees for any indebtedness incurred by YPNT. If they so chose to do so by signing below YPNT hereby indemnifies those


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page 4 of 10

      Employees of the Company or the Company itself for any loss, claim, or damages suffered by the Company or its employees by way of this guarantee(s).


7.    Signing of Documents.  As a further accommodation to YPNT the employees of
      --------------------
      the Company agree to execute documents, SEC Filings, and or to be authorized signers on YPNT's Bank or Financial Accounts as needed. By signing below YPNT hereby agrees to indemnify the Company and its Employees or Agents for any actions they may take on behalf of YPNT or any damages they may sustain for this accommodation.


8.    Bonus  for  previous  year's  achievements. By prior order of the Board of
      -----
      Directors and as a condition of executing this contract a bonus was awared to Company for its services in the amount of $20,000.00. Said bonus is payable on October 1, 2002 an for both parties shall be expensed or indicated as income in the period beginning October 1, 2002. Further YPNT shall bonus to Company any Federal and/or State Income taxes that may be due by the Company for this bonus when Company files it's 2002 income tax forms.


9.    Flex  Compensation.  YPNT  shall  make available to the Company additional
      ------------------
      income, which shall be called "Flex-Compensation". The maximum amount that can be immediately drawn upon shall be $30,000.00 (as a base in each fiscal year), except as modified below. However that base shall increase by 10% on each 12-month anniversary thereafter during the term of this contract.

      This Flex Compensation is a part and parcel of the Compensation to be paid to the Company by YPNT. However as part of the mutual accommodations between the parties Company agrees not to take all of the Compensation at one time but that in any event the Company is the final arbiter of when and if YPNT is capable of paying the bonus at that time, except that at all times YPNT shall have sufficient cash on hand or anticipated to cover its next 30 days of operating expenses exclusive of marketing expenses.

      Since it is assumed that the entire amount shall be taken in each fiscal year so for accounting purposes the Accountants shall accrue as an expense, in the case of YPNT and as income, in the case of Company 1/12th of the total amount available on a monthly basis or the amount actually taken; whichever is greater.


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page 5 of 10

      YPNT is making this Flex Compensation available to the Company as a way to induce the Company to continue to perform services for the entire term of the contract. To insure that the Company does not take the Flex Compensation at the beginning of the term and then resign the Company hereby grants to YPNT a first position lien right on all of the stock granted by the YPNT to either the Company or DeVal Johnson. If the Company takes the Flex Compensation, and resigns it has the choice of either returning the unused flex compensation for that fiscal year and retaining the stock or returning the stock to the company. The Company and Johnson would not be allowed to sell, assign or further transfer this stock without the permission of the YPNT, which permission shall not be unreasonable withheld. However, because of the valuable nature of these services YPNT would be obligated to take title of these shares in the event of a valid enforceable lien or judgment against Company that would encumber these shares and by signing below Company warrants that it would not interfere.

      By signing below the Company and Johnson agree that a Security Agreement will be created to evidence this lien.


10.   Support  Services.  YPNT  will  provide the following support services for
      -----------------
      the benefit of Company; office space (2 offices, with the furniture currently inside) and office supplies, 2 telephones, two computers, and personnel to answer one Company telephone number. In the event of termination of this agreement than YPNT will if requested by Company assign the lease for the offices to the Company. Said monthly lease if assigned can-not exceed $350.00 per month till the end of the term of this agreement. Any amount above $350.00 per month would still by the responsibility of YPNT. The computer & general equipment excluding phones would be turned over to Company by the payment within 45 days of cancellation in the amount of $2,000.00 in year one, $1,000.00 in years two through 5.


11.   Termination.  This  agreement  shall  continue  until  September  30, 2007
      -----------
      whereupon it shall automatically renew for another similar period unless either party notifies the other of its intent not to renew 30 days prior to the renewal date at the address provided for herein for notices.

      Company may terminate this agreement at anytime by providing YPNT with a 30-day termination notice, with no penalty to either party. In the event of a termination by Company, than Company shall have the option of paying back the line of credit, together with interest on a 3-year


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page 6 of 10
      amortization schedule or surrendering the collateral as full payment therein.

      In the Event of a termination by YPNT for malfeasance, theft or embezzlement in regards to YPNT and while Company is providing services to YPNT and where such malfeasance, theft or embezzlement is proven in a competent court of law to have directly damaged YPNT than all Stock of YPNT received by the Company, then in Company's possession or control shall be surrendered to YPNT

      In the Event of a termination by YPNT for any reason other those listed above than Company shall be entitled to a termination fee equal to the 30 % of the balance of the contract but in any case not less than 12 months fees plus the release of the stock collateral given in number 8 above regarding the flex compensation.


12.   Due  on  Sale  Clause.  In  the event that there is a change in control of
      ----------------------
      YPNT as defined by the United States Securities and Exchange Commission or the Internal Revenue Services of the United Stares of YPNT of the entire company now know as YPNT, Telco Billing or the majority ot YPNT's assets are sold, (excluding a factoring arrangement which is defined herein as a financing agreement) than 30% of the balance of this contract or 12 months worth of fees, whichever is greater becomes immediately due and payable by YPNT to Company. Further that all debts by Company to YPNT would be forgiven and any liability by YPNT to Company for any tax payments due Company for previous grants hereunder are also due.


13.   Relationship  of  the  Parties.  It  is  understood  that  Company  is  an
      ------------------------------
      independent contractor with respect to YPNT and that it will be providing services of similar kind to others. YPNT will not provide fringe benefits, including health insurance benefits, paid vacation or other employee benefits for the benefit of Company except as paid by Company as provided herein.


14.   Employees.  Company's  employees,  if  any,  who perform services for YPNT
      ---------
      under this agreement shall also be bound by the provisions of this Agreement. At the request of YPNT, Company shall provide adequate evidence that such persons are Company's employees, members of agents. (" Company Employees", or "Employees").


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page  7 of 10

15.   Injuries.  Company acknowledges Company's obligation to obtain appropriate
      --------
      insurance coverage for the benefit of Company (and Company's employees, if any). Company waives ay rights to recovery from YPNT for any injuries that Company (and/or Company's employees) may sustain while performing services under this Agreement and that are the result of negligence of Company or Company's employees.


16.   Return  of  Records.  Upon  termination  of  this Agreement, Company shall
      -------------------
      deliver all records, notes, data, memoranda, models and equipment of any nature that are in Company's possession or under Company's control that are YPNT's [property or relate to YPNT's business except as retained by other similar hired or employed Directors or Officers of YPNT.


17.   Officers and Directors Insurance and Indemnification.  YPNT shall maintain
      ----------------------------------------------------
      officers and directors insurance in amounts deemed necessary by Company and the Directors of YPNT (in no event shall said insurance be less than $2.5 million dollars in face amount) such that YPNT will indemnify Company and its officers, agents and employees against any and all 3rd party claims made against Company as more fully identified in YPNT's Bylaws and Articles of Incorporation, attached hereto and made part of this agreement herein by reference.


18.   Default.  In  the  event of a Default by YPNT for non-payment or and other
      --------
      breach of this agreement than YPNT shall pay a Default fee of $50.00 per day for each day until cured. If after 15 days from receipt by written notice of default YPNT has still not cured its default the entire balance of the contract shall become due and payable including any termination penalties. Company shall have the right to sue YPNT for damages and to recover all attorneys' fees.

      In the event of a default by Company, YPNT shall notify Company in writing of the nature of the default and Company shall have 15 days to cure said default. Failure to cure the default shall be grounds for the termination of the agreement. All clauses of termination remain in effect. YPNT shall have the right to sue Company for damages and to recover all attorneys' fees.

      It is expressly understood that in the event of a death, disability or by some other reason that DeVal Johnson or any other individual then currently providing services to YPNT becomes unable or unwilling to provide services it does not void this contract. Company shall have up to four months to replace the person performing those services with some one or multiple


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page  8 of 10
      personnel whose aggregate talents are equivalent to those of the person or persons unable or unwilling to perform services. Company is the final arbiter of the ability of its personnel to perform the necessary servicesIn the event that Company is unable or unwilling to replace those services than YPNT can cancel the contract by releasing the lien on collateral and is not entitled to the return of the flex compensation and by paying a 12 month cancellation fee equal to 12 months fees.


19.   Notices:  All  notices required or permitted under this agreement shall be
      --------
      in writing and shall be deemed delivered when addressed in person and mailed certified mail return receipt requested in the United States Mail and addressed as follows (or to such future addresses that each party shall inform the other in writing during the term of this agreement):

          If to YPNT:

          YP. Net, Inc.
          Angelo Tullo
          President
          4840 E. Jasmine Street Suite 105
          Mesa, Arizona 85205

          If to Company:
          Advanced Internet Marketing, Inc.
          DeVal  Johnson
          President
          4840 E. Jasmine Street Suite 110
          Mesa, Arizona 85205


20.   Entire  Agreement.  This  Agreement  contains  the entire agreement of the
      ------------------
      parties and there are no other promises or conditions in any other agreement whether oral or written. This agreement supersedes any prior written or oral agreements between the parties.


21.   Confidentiality  and  non-compete.  The  employees  of Company agree to be
      ----------------------------------
      bound by the confidentiality and non-compete provisions contained in YPNT's Team member handbook as they may be amended from time to time and as signed by the employees of Company actually providing services to YPNT.


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page  9 of 10

22.   Amendment.  This  agreement may be modified or amended if the amendment is
      ---------
      made  in  writing  and  is  signed  by  both  parties.


23.   Severability.  If  any  provision  of  this  Agreement shall be held to be
      ------------
      invalid or unenforceable or any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable but that by limiting such provision it would become valid and enforceable, that such provision shall be deemed to be written, construed and enforced as so limited.


24.   Waiver  of Contractual Right.  The  failure of either party to enforce any
      ----------------------------
      provision of this agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.


25.   Applicable  Law.  The  laws  of  the  State  of  Arizona shall govern this
      ---------------
      agreement.


By signing below we warrant and represent to each other that we have the respective authorities from our respective Corporations to execute this document and acknowledge that the other is relying upon those warranties and representations. Further by signing below we acknowledge and agree that our respective Corporations are hereby irrevocablely bound by the agreements herein;

Party receiving Services:
YP. Net, Inc.


By:  /s/ Angelo Tullo
   ------------------------------------------------------
        Angelo Tullo
        President


Party providing Services:
Advanced  Internet  Marketing,  Inc.


By:  /s/ DeVal Johnson
   ------------------------------------------------------
        DeVal Johnson
        President


                         Executive Consulting Agreement
                          Advance Internet/YP.Net, Inc.
                              September 20th, 2002
                                  Page 10 of 10